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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468

PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

               This Prospectus Supplement No. 7 supplements and amends the Prospectus dated March 14, 2000, the Prospectus Supplement dated April 7, 2000, Prospectus Supplement No. 2 dated April 14, 2000, Prospectus Supplement No. 3 dated April 21, 2000, Prospectus Supplement No. 4 dated April 28, 2000, Prospectus Supplement No. 5 dated May 5, 2000 and Prospectus Supplement No. 6 dated May 12, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 and shares of our common stock issuable upon the conversion of the notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus.


               The table on the Prospectus Supplement dated April 7, 2000, is hereby amended as follows:

               The deletion from the Prospectus Supplement dated April 7, 2000 of:

                                             PRINCIPAL
                                             AMOUNT OF
                                               NOTES                          COMMON           COMMON
                                            BENEFICIALLY    PERCENTAGE      STOCK OWNED         STOCK
                                             OWNED AND       OF NOTES       PRIOR TO THE       OFFERED
                 NAME                      OFFERED HEREBY   OUTSTANDING       OFFERING         HEREBY
-------------------------------------------------------------------------------------------------------
"Delta Air Lines Master Trust               $  445,000           *                4,120          4,120"

"Motion Picture Industry Health             $  140,000           *                1,296          1,296"
    Plan-Active Member Fund

"Partner Reinsurance Company Ltd            $  250,000           *                2,315          2,315"

"Vanguard Convertible Securities Fund,      $2,500,000           *               23,148         23,148"
    Inc.

               The table on the Prospectus Supplement dated April 21, 2000, is hereby amended as follows:

               The deletion from the Prospectus Supplement dated April 21, 2000 of:

"State of Connecticut Combined              $165,000             *                1,527          1,527"
    Investment Funds

               The information appearing in the table below, as of the date hereof, further supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                                                PRINCIPAL
                                                AMOUNT OF
                                                  NOTES                              COMMON           COMMON
                                               BENEFICIALLY      PERCENTAGE        STOCK OWNED         STOCK
                                                OWNED AND         OF NOTES        PRIOR TO THE        OFFERED
                 NAME                         OFFERED HEREBY     OUTSTANDING        OFFERING           HEREBY
---------------------------------------------------------------------------------------------------------------
Associated Electric & Gas Insurance            $ 1,100,000                 *            10,185           10,185
    Services Limited

Boilermaker-Blacksmith Pension Trust           $ 2,330,000                 *            21,574           21,574

CALAMOS(R) Convertible                         $    60,000                 *               555              555
    Portfolio-CALAMOS(R) Advisors Trust

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
                                                PRINCIPAL
                                                AMOUNT OF
                                                  NOTES                              COMMON           COMMON
                                               BENEFICIALLY      PERCENTAGE        STOCK OWNED         STOCK
                                                OWNED AND         OF NOTES        PRIOR TO THE        OFFERED
                 NAME                         OFFERED HEREBY     OUTSTANDING        OFFERING           HEREBY
---------------------------------------------------------------------------------------------------------------
CALAMOS(R) Global Growth and Income            $   125,000                 *             1,157            1,157
    Fund-CALAMOS(R) Investment Trust

CALAMOS(R) Growth and Income                   $   850,000                 *             7,870            7,870
    Fund-CALAMOS(R) Investment Trust

CALAMOS(R) Market Neutral Fund-CALAMOS(R)      $   300,000                 *             2,777            2,777
   Investment Trust

Champion International Corporation             $ 1,200,000                 *            11,111           11,111
   Master Retirement Trust

City of Albany Pension Plan                    $   210,000                 *             1,944            1,944

City of Knoxville Pension System               $   645,000                 *             5,972            5,972

Consulting Group Capital Markets Funds         $   225,000                 *             2,083            2,083

Delta Air Lines Master Trust                   $ 4,300,000                 *            39,814           39,814

Dorinco Reinsurance Company                    $   750,000                 *             6,944            6,944

(The) Dow Chemical Company Employees'          $ 4,600,000                 *            42,592           42,592
   Retirement Plan

Federated Equity Funds on behalf of            $ 3,600,000                 *            33,333           33,333
   its Federated Capital Appreciation
   Fund

Federated Equity Income Fund, Inc.             $14,500,000               2.2%          134,259          134,259

Federated Insurance Series on behalf           $   460,000                 *             4,259            4,259
   of its Federated Equity Income Fund
   II

(The) Fondren Foundation                       $   140,000                 *             1,296            1,296

Greek Catholic Union                           $    20,000                 *               185              185

Greek Catholic Union II                        $    15,000                 *               138              138

Jackson County Employees' Retirement           $   150,000                 *             1,388            1,388
   System

Kettering Medical Center Funded                $   145,000                 *             1,342            1,342
   Depreciation Account

Knoxville Utilities Board Retirement           $   245,000                 *             2,268            2,268
   System

Macomb County Employees' Retirement            $   200,000                 *             1,851            1,851
   System

Nationwide Family of Funds on behalf           $   155,000                 *             1,435            1,435
   of its Nationwide Equity Income Fund

Ohio National Equity Income Portfolio          $    25,000                 *               231              231
   on behalf of its Ohio National
   Fund, Inc.

Port Authority of Allegheny County             $ 2,450,000                 *            22,685           22,685
   Retirement and Disability Allowance
   Plan for the Employees represented
   by Local 85 of the Amalgamated
   Transit Union

Southern Farm Bureau Life Insurance            $   700,000                 *             6,481            6,481
   Company

SPT                                            $ 1,925,000                 *            17,824           17,824

Unifi, Inc. Profit Sharing Plan and            $   225,000                 *             2,083            2,083
   Trust

United Food and Commercial Workers             $ 1,120,000                 *            10,370           10,370
   Local 1262 and Employers Pension
   Fund

Van Waters & Rogers, Inc. Retirement           $   680,000                 *             6,296            6,296
   Plan (f.k.a. Univar Corporation)

ZCM/HFR Index Management, L.L.C                $    75,000                 *               694              694

Any other holder of notes or future            $44,595,000              6.86%          412,916          412,916
   transferee from any such holder


----------

* Less than one percent.


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               The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $108.00 per share.

               INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is May 18, 2000.



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